Exhibit 99.3

FOURTH QUARTER FISCAL 2025 INVESTOR QUESTIONS & ANSWERS

September 24, 2025

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Financial Highlights

($ in thousands, except for per share data)	Three Months Ended July 31,			Fiscal Years Ended July 31,
	2025	2024	Change	2025	2024	Change
Net Sales	$2,523,783	$2,534,167	(0.4)%	$9,579,490	$10,043,408	(4.6)%
Gross Profit	$370,883	$401,331	(7.6)%	$1,340,641	$1,451,962	(7.7)%
Gross Profit Margin %	14.7%	15.8%	(110) bps	14.0%	14.5%	(50) bps
Net Income Attributable to THOR	$125,757	$90,015	39.7%	$258,559	$265,308	(2.5)%
Diluted Earnings Per Share	$2.36	$1.68	40.5%	$4.84	$4.94	(2.0)%
Cash Flows from Operations	$258,674	$338,016	(23.5)%	$577,923	$545,548	5.9%

EBITDA(1)	$224,804	$219,025	2.6%	$615,839	$714,655	(13.8)%
Adjusted EBITDA(1)	$209,506	$218,392	(4.1)%	$659,126	$730,095	(9.7)%

(1) See reconciliation of non-GAAP measures to most directly comparable GAAP financial measures included in this release

Quick Reference to Contents

Q&A

MARKET UPDATE & OUTLOOK

1.     Can you provide an update on the sentiment of your North American independent dealers? What is your industry outlook for fiscal 2026?

a.	While fiscal 2025 overall has been characterized by volatility, we view the sentiment of our North American independent dealers as cautiously optimistic. Heading into the spring season, dealers positioned themselves for a strong year after seeing signs of stabilizing retail. However, a combination of adverse weather and equity market and tariff-related volatility contributed to a weaker start to the selling season than we had originally anticipated. While we were encouraged to see retail sales pick up in the seasonally stronger months, we continue to believe dealers will place orders closer to need and adopt a conservative inventory stance in the off-season. The current Recreational Vehicle Industry Association (“RVIA”) North American wholesale shipments forecast for calendar 2025 is 320,400 to 353,500 units with a most likely scenario of approximately 337,000 units, implying an approximately 6% decline of industry wholesale shipments in the second half of calendar 2025 compared to the second half of calendar 2024. The range from the RVIA is consistent with how we envision the second half of calendar 2025 unfolding.

2.	What are the trends that you have been monitoring within North American retail demand?

a.	As we moved into the spring selling season, we saw strengthening retail trends. However, we prudently prepared our operations for retail to potentially fade back to the underlying trend that we saw earlier in the fiscal year. As a result of stronger retail trends prevailing, we were able to report results that came in slightly above the high end of our consolidated net sales guidance range for fiscal 2025. While there is enthusiasm around the prospect of further interest rate cuts and retail lenders potentially easing financing rates, there are also signs for caution, especially from the labor market. Our guidance for fiscal 2026 assumes that retail will experience a low- to mid-single digit decline during our upcoming fiscal year. When thinking about retail it is important to consider that: (1) the start of our fiscal 2026 will be lapping the lowest interest rates of calendar 2024 (recall 10-year yields bottomed around 3.6% in September 2024); (2) dealers are selling down the legacy Heartland product and there will be an air pocket between the sell-off of legacy units and the introduction of Heartland units produced by Jayco; and (3) the work we have done to improve our relationships with independent dealer partners should translate into improving retail as we progress through fiscal 2026.

3.     How do you view the current European retail environment, and what is your outlook for the European market in your fiscal 2026?

a.	We anticipate a relatively flat sell-through environment in Europe in fiscal 2026 despite encouraging data points still being present within the European market. Our independent dealers continue to express confidence in the market and our EHG brands achieved double-digit retail growth at the 2025 Caravan Salon trade fair in Düsseldorf, Germany (“CSD”) earlier this month. While we are seeing these encouraging signs of activity within the European market, we have also experienced market challenges such as a prolonged shift in consumer preferences towards premium and entry-level brands, which has pressured sales volumes for our mainstream brands and led to increased promotional activity. Despite reasonably resilient demand from retail customers and independent dealers, the first six months of calendar 2025 exhibited industry declines across both motorcaravan and caravan product segments. According to the European Caravan Federation (“ECF”), total retail registrations in Europe for the first half of calendar year 2025 decreased 2.7% in comparison with the prior-year period. This change was driven by a 0.2% decrease in registrations of motorcaravans and campervans, as well as a 9.8% decrease in registrations of caravans during the period.

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While retail registrations for the first six months of calendar year 2025 declined compared to the prior-year period, we believe that the European Central Bank (“ECB”) interest rate cuts that occurred through June 2025 will aid sales channel throughput going forward as carrying costs are reduced for independent dealers and overall costs are moderated for retail customers. Although these interest rate cuts were paused at the end of the summer, we are well positioned to gain market share with a favorable product mix. Our introduction of new models and the refresh of one of our mainstream brands were extremely well received at the 2025 CSD. We believe our product offerings will be favored on dealer lots as they clear excess inventory produced by others in the industry, and that our European segment will return to market share growth.

4.     Are affordability concerns still a significant influence on the North American retail market? How effective have you been in addressing these concerns and mitigating any tariff impacts that you have experienced in your material costs?

a.	Affordability remains one of the most significant challenges that we face in the marketplace. Our operating companies are working tirelessly to prevent any incremental costs from being passed on to the consumer, but in some cases it is unavoidable. It is difficult to precisely quantify what the full impact of tariffs will be in fiscal 2026 due to the shifting environment and the multitude of factors that will influence our product mix. Additionally, we have worked extensively within our value chain to spread rising costs equally so as to mitigate the pricing pressures on the consumer.

Conversely, these affordability challenges, and our strategic responses to them, also represent a significant opportunity. When customers enter into and experience the RV lifestyle, they frequently become lifetime customers. Because of this, we believe the strong volume in recent periods of single axle trailers, a category that is typically emblematic of entry-level buyers, will generate future sales growth of larger travel trailers and fifth wheels as these new customers progress through the trade-in cycle. In response to this, our teams have worked hard to meet the demands of customers that are focused on affordability. An example of this can be seen in the Motorized segment where the innovative private label products that our teams have developed are resonating in the market because they are hitting key price points for customers. We believe strongly in our ability to continually identify opportunities that address affordability so as to keep customers engaged with the RV market and foster future sales growth.

5.     How would you characterize the financial health and sentiment of the consumer in the current environment?

a.	The state of the consumer varies at the moment due to the impacts of numerous macroeconomic data points. While consumer spending and wage growth have been resilient, there is mounting household debt and signs that the labor market is weakening amidst a backdrop of falling interest rates. Moreover, consumer sentiment and inflation expectations remain volatile. For reasons such as these, we continue to believe that it is prudent to plan for a challenging operating environment in fiscal 2026, similar to what we have seen in fiscal 2025 where any upside will likely be a function of idiosyncratic business initiatives rather than a more supportive retail market. That said, consumer credit is generally available and, if the cost to borrow continues to decline and remains lower for a prolonged period of time, we would anticipate demand would pick up as affordability hurdles are lessened. We recognize that there is an upside scenario to our fiscal 2026 guidance, but managing the business with prudence requires alignment with the realities of our current marketplace.

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OPERATIONS UPDATE

1.	Do you believe that dealer inventory levels are at an appropriate level as you begin your fiscal 2026?

a.	Dealer inventory is a crucial part of how we think about the business, which is why we aggressively managed production when it became clear that early-season sell-out was progressing on a lower-than- anticipated trajectory. While absolute North American dealer inventory in the field has been relatively low, dealer turns slipped in our third quarter of fiscal 2025 due to a combination of lot share gains and a weaker- than-expected early spring selling season. This was largely corrected in our fourth quarter of fiscal 2025 with dealer turns finishing at 1.9x. In North America, we ended the fiscal 2025 fourth quarter with approximately 73,300 units in dealer inventory which compares to approximately 91,800 units and 75,000 units in dealer inventory as of April 30, 2025 and July 31, 2024, respectively. We feel that the current level of North American independent dealer inventory is appropriate and positions THOR to grow market share.

In Europe, dealer inventory levels of THOR products approximated 22,200 units at the end of our fiscal 2025 fourth quarter, a modest decline from the roughly 23,000 units that were in the field as of April 30, 2025 and significantly lower than the 26,200 units as of July 31, 2024. Overall, we believe our European dealer inventory levels are generally situated at an appropriate level relative to the anticipated market trajectory as we begin our fiscal 2026.

2.     What are the expected benefits of the Heartland product consolidation under Jayco, and are there other product consolidation opportunities?

a.	While we are not quantifying the financial impact of this product consolidation at this time, there are important elements to consider at a high level. There will be some inefficiencies in the first half of fiscal 2026 that will not abate until the second half of our fiscal year as production levels increase more meaningfully to support the load-in of the new product into the channel. Following the aforementioned production increase, we anticipate that the margin pressures from earlier in the fiscal year will be fully offset and we will experience positive impacts on both the top and bottom lines. Beyond the initial load-in, we would expect that the new Heartland product will be a driver of profitable volume and has the potential to be a multi-year share-gain story.

Although it is expected that companies in the industry will occasionally underperform, we always critically monitor the overall performance of our operating companies and evaluate what is best for the Company. As proven in the past, when opportunities arise to streamline functions or right-size capacities, we will not hesitate to drive efficiencies and improve the positioning of our brands. Currently, we are satisfied with our overall structure and product portfolio and look forward to the additional opportunities our leaner organization has to drive value in fiscal 2026 and beyond.

3.	Can you elaborate on some of the key initiatives being undertaken at Keystone?

a.	Keystone, our highest volume operating company, has lost market share following the COVID-19 pandemic. This prompted Keystone to conduct a comprehensive review of the organization. Keystone added new talent to the product design team in conjunction with a new, more aggressive marketing approach that culminated in the rebranding of the company in June 2025. The most impactful change is a product refresh that is being showcased at the September 2025 Open House. We believe that by leaning into full body paint on trailers, adding key content and creating a more geographically diverse product portfolio, Keystone will materially differentiate itself from the competition. The Reign, a travel trailer which debuted late last year, offered the first glimpse into Keystone’s new product vision and will be followed up with an all-new entry-level line that will precede a frame up redesign of the iconic Montana line later this fall. More product introductions are slated to follow as a lead-in to Keystone’s 30th anniversary in 2026. All of this will occur amidst a simultaneous recalibration with the independent dealer network that should help drive further momentum. While there are many reasons for optimism stemming from Keystone, we are cognizant of the execution risks and are not assuming an immediate, or meaningful retail outgrowth due to these initiatives, but we are confident in Keystone’s ability to regain market share going forward.

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STRATEGIC UPDATE

1.	THOR’s North American market share steadily improved in the final few months of the calendar year- to-date period through June 2025. Are you seeing positive signs that previously implemented strategic initiatives are positively impacting the trajectory of THOR’s market share, and do you expect this positive trend to continue?

a.	Yes, the trajectory of THOR’s market share has improved in recent months as initiatives to gain lot share with key dealer partners have proved effective. This was expected by our management teams and the evolution of our market share position in recent months is consistent with what we messaged at the January 2025 RV SuperShow in Tampa as we began to undertake strategic initiatives to deepen relationships with our independent dealers. In conjunction with lot share gains, our teams have worked tirelessly to put forward a more robust product portfolio at the price levels consumers are demanding. We have seen encouraging data points showing our retail market share inflecting positively over the last two months. Looking forward, we believe that our efforts to improve our market presence will continue to improve our share position with the refreshed Keystone lineup, a revamped Heartland portfolio produced by Jayco, as well as a Thor Motor Coach product that is dialed into consumer preferences being among the drivers of more significant share gains longer term.

2.     Private label brands have played a large role in the market in recent quarters. How do the economics compare to traditional units and how do these fit within your overall strategy?

a.	In our view, there is no comparison to our best-in-class brands that have rich histories and sizable installed bases of loyal customers that can service their units at various dealers across the country. While our brands are the foundation of our business, there is a place for private label products for growing dealership groups that might otherwise have more inconsistencies in their brand portfolios across locations. It is accurate that our independent dealers will generally be able to source these products at lower prices, but that does not necessarily translate to less attractive economics for THOR. These orders are typically placed in greater quantities and give our engineering and purchasing teams enhanced planning abilities for specific components, allowing us to leverage our supply chain for advantageous upstream pricing. In addition to the purchasing benefits, the larger order quantities give our production teams fewer variables for production planning and larger batches of more uniform products to help drive operational efficiencies. The net benefit of these improved efficiencies largely offsets the impact of lower wholesale prices that often accompany private label brands.

3.     Jayco recently unveiled its Entegra Embark hybrid Class A motorhome. What are the highlights of this model introduction and how does it fit within your product strategy?

a.	We stated at last year’s Open House that we intended to have a commercialized hybrid Class A motorhome in calendar 2025, and we are delivering on that goal. The Entegra Embark hybrid Class A motorhome is an exciting new product and a proof of concept of our investment in innovation and extensive cross-entity collaboration. This product is unique to the industry and is a significant first step towards electrified product offerings. The hybrid nature of the motorhome allows for an exceptionally quiet driving experience that is unparalleled, while also being smartly appointed with a European inspired interior design.

We believe this development reinforces our industry leadership with this technology and continues to add points of differentiation for our family of companies from our competitors. This product provides an excellent option within the Class A product line with its reduced emissions and fuel usage as the Motorized segment navigates evolving regulations. Further, we feel that it has the ability to attract a new type of customer that has a focus on sustainability, a sharper driving experience and is looking for a cutting-edge product. We look forward to this product coming to market, and the eventual additional products our teams develop following the path that the Embark hybrid has pioneered.

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FINANCIAL UPDATE

1.     North American Towable gross profit margin percentage increased to 13.3% in the fourth quarter of fiscal 2025 compared to 12.6% in the prior-year period. What is driving the improvement?

a.	The 70 basis point improvement in our North American Towable gross profit margin performance in the fourth quarter of fiscal 2025 was driven by ongoing cost savings initiatives coupled with reduced warranty and promotional expenses, partially offset by expenses associated with reducing the legacy Heartland products from the channel ahead of the product refresh.

We are particularly pleased with the incremental margin performance given that we not only contended with pressures associated with the Heartland restructuring, but were also in an environment where North American Towable segment net sales declined 4.6% in our fiscal 2025 fourth quarter compared to the prior- year period. Specifically, net sales fell due to a 10.1% decline in Company wholesale shipments as we neared the end of selling season and worked to destock independent dealer inventory ahead of our new product introductions. We believe additional margin growth is achievable for this segment going forward as promotional activity to clear discontinued models subsides.

2.     THOR’s North American Motorized segment has now outperformed the overall motorized market for two consecutive quarters. What do you attribute this success to?

a.	During the fourth quarter of fiscal 2025, net sales for our North American Motorized segment increased 7.8% compared to the prior-year period, driven by a 15.9% increase in Company unit shipments led by our Class B and Class C product lines, which saw year-over-year improvements in unit shipments of 17.8% and 28.0%, respectively. This increase in shipment volume was offset in part by an 8.1% decrease in the overall net price per unit, primarily resulting from the shift in product mix towards our more moderately priced Class B and Class C units as noted above, as well as an increase in overall sales discounting compared to the prior-year period.

Despite a tough macroeconomic backdrop, the Motorized segment delivered a strong performance due to some of our newer products hitting strategic price points. The sales growth we have experienced in our Class B and Class C product lines is a testament to the hard work and focus our teams have put into addressing affordability concerns through the introduction of new models as well as the designing of private label products at desirable price points.

North American Motorized gross profit margin in the fourth quarter of our fiscal 2025 decreased to 11.3% from 12.8% in the fourth quarter of fiscal 2024, primarily due to a favorable LIFO adjustment in the prior- year period along with more aggressive promotional activity in the current-year period, partially offset by improved operating efficiencies and a lower warranty cost percentage. We anticipated the elevated promotional activity within our North American Motorized segment as certain competitors are under significant pressure in the marketplace right now and we continue to work to address the affordability concerns of retail customers. Additionally, shifts in our overall North American Motorized product mix towards our relatively lower-priced Class B and Class C product lines contributed to the slight margin decline. We believe we are well suited to solidify recent market share gains through offerings at attractive price points, while also growing margins with products differentiated by innovation that can attract new buyers to the market.

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3.	Income before income taxes for THOR’s European segment declined in both the fourth quarter of fiscal 2025 and for the full year of fiscal 2025 compared to the prior-year periods. What was the driver of this profitability decline and will negative pressures subside in fiscal 2026?

a.	Our European segment managed through various profitability pressures throughout fiscal 2025, and, in particular, during the fourth quarter. From a macro level, Europe continues to experience market trends that are similar to those that have been seen in North America, with shifting retail customer preferences putting pressure on overall sales volumes for the European segment. Consumer preferences remain focused on premium and entry-level products, while mainstream products have seen lower demand. This has led to increased promotional activity concentrated within certain models and product lines. Beyond just shifting consumer preferences, the European market has seen elevated discounting as industry peers work to right- size their inventory positions. While we will not pursue market share at all costs, the presence of these elevated inventory positions has presented a modest margin headwind. We believe the margin pressures caused by this situation will moderate as dealer inventory mix improves, and there will be notable upside opportunities for our European segment as a preferred partner for our independent dealers.

In addition to the margin declines related to elevated promotional activities, we also undertook certain restructuring initiatives in our European segment in fiscal 2025 to address the market pressures experienced by our mainstream products. Thus, profitability was impacted by various expenses related to model discontinuation and separation costs. We are optimistic that the restructuring initiatives that we have undertaken and the product refreshes that we have introduced in the mainstream category, which have received positive initial feedback from both independent dealers and retail customers, position us to drive meaningful results longer term.

4.     The effective tax rate was unusually low in fiscal 2025. What elements contributed to this rate, and is it expected to return to typical levels in fiscal 2026 and beyond?

a.	The decrease in the overall annual effective income tax rate in fiscal 2025 was largely a function of a foreign tax law change that resulted in a favorable revaluation of foreign deferred tax liabilities and the favorable jurisdictional mix of earnings between foreign and domestic operations, inclusive of certain foreign exchange gains not subject to taxation. We view this rate as much lower than usual and expect a return to a more typical effective income tax rate, before the consideration of any discrete tax items, in fiscal 2026 and beyond.

5.	Can you outline the primary items that that contributed to Other income being elevated this fiscal year?

a.	Other income for fiscal 2025 was approximately $45.6 million compared to approximately $13.6 million for fiscal 2024. The main drivers of the elevated amount in fiscal 2025 were gains due to property sales, increases in certain investment valuations, and gains from an insurance settlement. The gains from property sales primarily stemmed from the sale of certain Heartland facilities in the second half of fiscal 2025, as part of the company’s realignment under Jayco. Additional Heartland facilities are expected to be sold in fiscal 2026. The increased valuation of investments relates to certain warrants to purchase common and preferred shares of a non-public company that is not actively traded. Lastly, the gain from the insurance settlement tied to a 2024 weather event at our Airstream production facility resulted from proceeds of our business interruption claim as well as replacement reimbursements exceeding the carrying value of damaged property.

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6.	What factors and assumptions are embedded in THOR’s fiscal 2026 guidance?

a.	In light of the recent data points from the labor market, we are planning for fiscal 2026 to be a continuation of the challenging retail market we faced in fiscal 2025. With a bias towards being conservative, we continue to be cautious regarding the macroeconomic outlook and its associated impacts on consumer demand and in particular on the appetite for big-ticket discretionary purchases like RVs. Specifically, the assumptions embedded in our fiscal 2026 guidance are: wholesale and retail volumes are roughly balanced, a low- to mid-single digit North American retail decline, stable retail market share, average sale prices flat to moderately higher as intra-category mix changes partially offset model-specific price increases, a steady European market, stable gross margin with upside in a stronger market and a normalized tax rate before consideration of any discrete tax items. As an organization, we are focused on successfully managing the business drivers that we can control and continuing to produce great products that will allow consumers to enjoy time outdoors.

It is important to note that our guidance does not assume a meaningful net financial impact related to the Heartland realignment, Keystone model refresh or other restructuring initiatives. Additionally, we believe that the cadence of earnings will look similar to fiscal 2025 as the current uncertain macroeconomic backdrop will drive dealers to buy closer to need, which would translate to strengthening wholesale volume closer to the winter trade shows. Additionally, it is worth pointing out that we anticipate the European segment will experience its typical earnings seasonality where profitability is depressed in the first fiscal quarter due to the normal August downtime that occurs in conjunction with elevated spending for trade shows.

Given our expectations surrounding overall market volumes in both North America and Europe, the Company is introducing its initial guidance for fiscal 2026.

For fiscal 2026, the Company’s full-year guidance includes:

•	Consolidated net sales in the range of $9.0 billion to $9.5 billion
•	Stable gross margin at midpoint, with upside in a stronger market
•	Diluted earnings per share in the range of $3.75 to $4.25

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Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:

	Three Months Ended July 31,
	2025	2024	Change
North American Towable
Travel Trailers	$500,931	$584,031	(14.2)%
Fifth Wheels	387,813	347,825	11.5%
Total North American Towable	$888,744	$931,856	(4.6)%

# OF UNITS:

	Three Months Ended July 31,
	2025	2024	Change
North American Towable
Travel Trailers	19,666	22,831	(13.9)%
Fifth Wheels	6,016	5,741	4.8%
Total North American Towable	25,682	28,572	(10.1)%

ORDER BACKLOG:

	As of July 31,
	2025	2024	Change
North American Towable	$525,014	$552,379	(5.0)%

TOWABLE RV MARKET SHARE SUMMARY: (1)

	Calendar Years to Date June 30,
	2025	2024
U.S. Market	38.3%	39.0%
Canadian Market	37.3%	39.3%
Combined North American Market	38.2%	39.1%

(1) Source: Statistical Surveys, Inc., CYTD June 30, 2025 and 2024.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:

	Three Months Ended July 31,
	2025	2024	Change
North American Motorized
Class A	$154,050	$179,277	(14.1)%
Class C	289,303	239,752	20.7%
Class B	114,059	98,290	16.0%
Total North American Motorized	$557,412	$517,319	7.8%

# OF UNITS:

	Three Months Ended July 31,
	2025	2024	Change
North American Motorized
Class A	707	843	(16.1)%
Class C	2,700	2,109	28.0%
Class B	972	825	17.8%
Total North American Motorized	4,379	3,777	15.9%

ORDER BACKLOG:

	As of July 31,
	2025	2024	Change
North American Towable	$1,004,620	$776,903	29.3%

MOTORIZED RV MARKET SHARE SUMMARY: (1)

	Calendar Years to Date June 30,
	2025	2024
U.S. Market	48.3%	47.0%
Canadian Market	47.7%	51.0%
Combined North American Market	48.3%	47.3%

(1) Source: Statistical Surveys, Inc., CYTD June 30, 2025 and 2024.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:

	Three Months Ended July 31,
	2025	2024	Change
European
Motorcaravan	$522,500	$483,477	8.1%
Campervan	246,402	308,510	(20.1)%
Caravan	43,415	55,835	(22.2)%
Other	110,734	95,602	15.8%
Total European	$923,051	$943,424	(2.2)%

# OF UNITS:

	Three Months Ended July 31,
	2025	2024	Change
European
Motorcaravan	6,699	6,586	1.7%
Campervan	4,492	6,145	(26.9)%
Caravan	1,682	2,251	(25.3)%
Total European	12,873	14,982	(14.1)%

ORDER BACKLOG:

	As of July 31,
	2025	2024	Change
European	$1,525,992	$1,950,793	(21.8)%

EUROPEAN RV MARKET SHARE SUMMARY: (1)

	Calendar Years to Date June 30,
	2025	2024
Motorcaravan and Campervan (2)	26.1%	25.3%
Caravan	17.3%	18.3%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), CYTD June 30, 2025 and 2024. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

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Non-GAAP Reconciliations

The following table reconciles consolidated net income to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations

($ in thousands)

	Three Months Ended July 31,		Fiscal Years Ended July 31,
	2025	2024	2025	2024
Net income	$126,625	$91,464	$256,591	$265,400
Add back:
Interest expense, net	10,058	18,410	48,441	88,666
Income tax provision	16,742	35,554	39,600	83,444
Depreciation and amortization of intangible assets	71,379	73,597	271,207	277,145
EBITDA	$224,804	$219,025	$615,839	$714,655
Add back:
Stock-based compensation expense	4,074	8,852	30,872	37,901
Change in LIFO reserve, net	3,602	(6,494)	702	(14,494)
Net expense (income) related to certain contingent liabilities	—	(1,079)	—	(17,979)
Non-cash foreign currency loss (gain)	1,944	(1,380)	9,255	940
Investment-related loss (gain)	(470)	896	4,944	16,043
Weather-related loss (gain)	(12,153)	—	(13,653)	2,500
Debt amendment expenses	—	—	—	7,175
Strategic initiatives	15,020	—	43,201	—
Other loss (gain), including sales of PP&E	(27,315)	(1,428)	(32,034)	(16,646)
Adjusted EBITDA	$209,506	$218,392	$659,126	$730,095

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income (loss) before net interest expense (income), income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

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Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, trade, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the ability to realize anticipated benefits of strategic realignments or other reorganizational actions; the level of consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems, including confidential and personal information, from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of adverse weather conditions and/or weather-related events; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2025.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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